Heska Reports Record Results

LOVELAND, CO, March 3, 2016 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its fourth quarter and year ended December 31, 2015.
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Fourth Quarter 2015 Highlights with Prior Year Comparison:

•	Revenue up 22%.

•	Gross profit up 22%.

•	Operating income up 103%.

•	Net income attributable to Heska up 144% to 28 cents per diluted share, from 12 cents.

Full Year 2015 Highlights with Prior Year Comparison:

•	Consolidated 2015 revenue rose 16% to a record of $104.6 million, from $89.8 million in 2014.

•	Gross profit increased 24% and Gross Margin increased 2.5 percentage points.

•	Operating income increased 194%.

•	Net income attributable to Heska doubled from $2.6 million to $5.2 million.

•	Net income attributable to Heska rose to 74 cents per diluted share from 41 cents.

•	Stockholders' equity in 2015 increased $10.4 million to $63.5 million.

Kevin Wilson, Heska's Chief Executive Officer and President, commented that, “Heska delivered for customers and shareholders in a big way during the fourth quarter and for all of 2015. The hard working people of Heska have brilliantly reworked Heska's products, teams, cost structure, business model, and narratives to lead the competition and set the pace. And customers have responded by rewarding Heska with net customer gains in all key segments, including the highly competitive blood analyzer space where roughly 80% of 2015 customers for key analyzers upgraded to Heska from a competitor or were new users. Heska is executing well, our new products pipeline is rich, our prospects pipeline is at record levels, our re-investment in Heska is expanding, and our team is winning with an unwavering focus on customer needs. As we enter 2016, I'd like to congratulate the people of Heska on their most recent great results. Heska's blood diagnostics team out-executed the competition in 2015. I am excited to see it continue. Heska's single use products posted a fantastic 2015 performance and that team is preparing 2016 for quantum leaps in the near future. Heska Imaging impressed in 2015 and is readying products to again set the table for outsized gains. And Heska's internal teams have been world-class in their support of these performances, our customers, our distribution partners, and Heska's infrastructure strengthening initiatives. Because of these winning efforts and a continuing, healthy market for veterinary diagnostics, treatments, and preventatives, Heska enters 2016 in a better position to win than at any other time.”

Financial Results
2015 fourth quarter revenue was $29.8 million, up 22% when compared to 2014. Fourth quarter Core Companion Animal Health revenue increased approximately 9% to $22.9 million in 2015, up from $21.1 million in 2014. Other Vaccines, Pharmaceuticals and Products revenue rose approximately 114% to $6.8 million during the period, up from $3.2 million in the fourth quarter of 2014. Gross profit in the quarter rose nearly 22%, from $10 million last year to $12.2 million this year. Gross margin in the quarter declined slightly from 41.3% in the fourth quarter of 2014 to 41.1% in the fourth quarter of 2015 due to product mix. Total operating expenses in the fourth quarter of 2015 were $8.7 million, or 29.1% of sales, a favorable comparison to total operating expenses of $8.3 million, or 34.1% of sales, in the prior year period. The Company reported fourth quarter 2015 operating income of $3.6 million, compared to operating income of $1.8 million in the fourth quarter of 2014. Income before income taxes was $3.5 million in the fourth quarter of 2015, compared to income before income taxes of $1.8 million in the prior year period. In the fourth quarter of 2015, net income attributable to Heska Corporation was $2.0 million, or 28 cents per diluted share, compared to $829 thousand, or 12 cents per diluted share, in the fourth quarter of 2014.

Full year 2015 revenue was $104.6 million, an increase of 16% compared to revenue of $89.8 million in 2014. In 2015, Core Companion Animal Health revenue grew 16% to $84.2 million from $72.4 million in 2014. Other Vaccines, Pharmaceuticals and Products revenue increased 16% to $20.3 million from $17.5 million in 2014. 2015 gross profit was $44.2 million, or 42.3% gross margin, compared with gross profit of $35.7 million, or 39.8% gross margin in 2014. Total 2015 operating expenses were $35.7 million, or 34.1% of sales, compared with total operating expenses of $32.8 million, or 36.5% of sales in 2014. The Company reported 2015 operating income of $8.6 million, up from operating income of $2.9 million in 2014. Income before income taxes was $8.4 million in 2015, compared to income before income taxes of $3.0 million in the prior year period. 2015 net income attributable to Heska Corporation, inclusive of a $1.3 million deferred tax expense, was $5.2 million, or 74 cents per diluted share, compared with $2.6 million, inclusive of a $1.3 million deferred tax expense, or 41 cents per diluted share in the same period of 2014.

Balance Sheet
As of December 31, 2015, Heska had $6.9 million in cash and working capital of $22.4 million. Stockholders' equity increased to $63.5 million, up from $53.1 million as of December 31, 2014.

Investor Conference Call
Management will conduct a conference call on Thursday, March 3, 2016 at 9 a.m. MST (11 a.m. EST) to discuss the fourth quarter and year-end 2015 financial results. To participate, dial 800‑227‑9428 (domestic) or 785-830-1925 (international) and reference conference call access number: 7804959. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until March 17, 2016. The telephone replay may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international). The replay access number is 7804959.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing. The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including using customer trends to predict future success with customers. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: competition; uncertainties related to Heska's reliance on key personnel; uncertainties related to product development, including the ability to obtain required regulatory approvals; risks related to Heska's ability to successfully commercialize products; uncertainties related to Heska's reliance on third parties to develop products for sale by Heska; risks related to Heska's reliance on third-party suppliers, which is substantial; uncertainties related to Heska's ability to effectively market and sell its products in the future; uncertainties related to Heska's ability to maintain existing customer relationships; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Financial Table Follows:

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015
Revenue:
Core companion animal health	$21,131	$22,937	$72,354	$84,249
Other vaccines, pharmaceuticals and products	3,192	6,822	17,483	20,348
Total revenue, net	24,323	29,759	89,837	104,597

Cost of revenue	14,281	17,524	54,122	60,384

Gross profit	10,042	12,235	35,715	44,213

Operating expenses:
Selling and marketing	4,746	5,467	19,159	21,339
Research and development	330	354	1,414	1,658
General and administrative	3,212	2,849	12,231	12,659
Total operating expenses	8,288	8,670	32,804	35,656
Operating income	1,754	3,565	2,911	8,557
Interest and other (income) expense, net	(8)	25	(39)	130
Income before income taxes	1,762	3,540	2,950	8,427
Income tax expense (benefit):
Current income tax expense (benefit)	(66)	1,343	47	1,581
Deferred income tax expense (benefit)	749	(178)	1,304	1,327
Total income tax expense	683	1,165	1,351	2,908

Net income	$1,079	$2,375	$1,599	$5,519
Net income (loss) attributable to non-controlling interest	250	346	(1,004)	280
Net income attributable to Heska Corporation	829	2,029	2,603	5,239

Basic earnings per share attributable to Heska Corporation	$0.14	$0.29	$0.44	$0.80
Diluted earnings per share attributable to Heska Corporation	$0.12	$0.28	$0.41	$0.74
Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	6,016	6,590	5,951	6,509
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	6,668	7,154	6,409	7,074

Balance Sheet Data
In Thousands

	December 31, 2014	December 31, 2015
Cash and cash equivalents	$5,855	$6,890
Total current assets	32,911	41,262
Note receivable - related party	1,466	1,516
Total assets	96,844	109,719
Line of credit	48	143
Other short-term borrowings, including current portion of long-term note payable	141	159
Total current liabilities	15,052	18,803
Long-term note payable, net of current portion	227	69
Non-controlling interest	15,679	15,747
Stockholders' equity	53,132	63,528